SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated February 19, 2015 between
ETF SERIES SOLUTIONS
and
U.S. GLOBAL INVESTORS, INC.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Fee Structure	Rate
U.S. Global Jets ETF	Unitary	0.60%
U.S. Global GO GOLD and Precious Metal Miners ETF	Unitary	0.60%
U.S. Global Sea to Sky Cargo ETF	Non-Unitary	0.60%
U.S. Global Homeland Protection and Global Security ETF	Unitary	0.60%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of April 11, 2024.
ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

    By: /s/ Joshua J. Hinderliter
     Name: Joshua J. Hinderliter
     Title: Vice President and Secretary

    U.S. GLOBAL INVESTORS, INC.

    By: /s/ Frank E. Holmes
     Name:
     Title: